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Prospectus                                                            Page 1
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                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-45825

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated February 13, 1998
and Prospectus Supplement No. 1 dated
February 26, 1998 and Prospectus Supplement
No. 2 dated March 6, 1998)


                                 OMNICARE, INC.
                 $345,000,000 PRINCIPAL AMOUNT OF 5% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2007
                    (Interest payable June 1 and December 1)

                         ------------------------------

                        8,976,222 SHARES OF COMMON STOCK

                         ------------------------------

         This Prospectus Supplement supplements the Prospectus dated February 13, 1998 (the "Prospectus") relating to (i) $345,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicare, Inc., a Delaware corporation (the "Company"), (ii) 8,712,121 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares") and (iii) 264,101 additional shares of Common Stock. The Debentures and the Conversion Shares are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Smith Barney Inc. and William Blair & Company, L.L.C. in December 1997 in connection with a private offering. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Prospectus.

         The Common Stock is traded on the NYSE under the symbol "OCR." On March 30, 1998 the closing price of the Common Stock on the NYSE Composite Tape was $38.06.

         The following table sets forth certain information concerning Commonwealth Dealers Life Insurance, Deeprock & Co., Merrill Lynch
Insurance Group, Occidental Petroleum Corp., Societe Generale Securities Corp., and St. Albans Partners Ltd. (the "Selling Securityholders") who have provided the Company with notice as of the date of this Prospectus Supplement pursuant to the Registration Rights Agreement of such Selling Securityholders' intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement. This information supplements the information contained in the Prospectus under the caption "Selling Securityholders." Neither the Selling Securityholders nor any of their affiliates have held any position or office with, been employed by or otherwise have had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus Supplement. Because the Selling Securityholders may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus Supplement.


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Prospectus                                                            Page 2
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


                                 Principal Amount    Percentage of Debentures                              Percentage of Common
                                   of Debentures     Outstanding Beneficially      Conversion Shares        Stock Beneficially
             Name                that May be Sold      Owned Before Offering      That May Be Sold**      Owned Before Offering
             ----                ----------------      ---------------------      ------------------      ---------------------
Commonwealth Dealers                $   70,000                   *                       1,767                      *
Life Insurance
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Deeprock & Co.                       1,000,000                   *                      25,252                      *
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Merrill Lynch Insurance                200,000                   *                       5,050                      *
Group
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Occidental Petroleum                    30,000                   *                         757                      *
Corp.
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Societe Generale Securities          8,000,000                 2.32%                   202,020                      *
Corp.
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St. Albans Partners Ltd.               250,000                   *                       6,313                      *

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*        Less than 1%.

**       Assumes conversion of full amount of Debentures held by such holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.

             The date of this Prospectus Supplement is April 1, 1998